EXHIBIT D

EXCLUSIVE SUB-LICENSING AGREEMENT

This EXCLUSIVE SUB-LICENSING AGREEMENT ("Agreement"), effective as of April 2, 2009 (the "Effective Date"), is entered into by and among IMMUNOTECH LABORATORIES, INC. (“Immunotech”), a Nevada Corporation with its principal offices located at 116 W. Stocker Street, Glendale, California 91202 and VOLTAIRE ALBERTO GOMEZ RAMOS , (“Gomez”), a Mexican national resident of the State of Baja California, Mexico, domiciled at Tijuana, Baja California, Mexico, with a mailing address at P.O. Box 434307 , San Ysidro, California, 92143-4307, USA.

Unless otherwise defined in this Agreement, all terms and capitalized terms shall have the definitions given to them in Section 1.1 of this Agreement.

                                                  RECITALS

WHEREAS, the Parties agree that this contract is entered into in the United States of America and all legal disputes, interpretations and disagreements shall be determined under the laws of the State of California or the United States of America as determined by jurisdiction.

WHEREAS, Immunotech owns global licensing rights and related know-how for Irreversible Pepsin Fraction (“IPF”) specific to the HV/AIDS indication only; and

WHEREAS, Gomez and Immunotech desire to enter into this Agreement; and

WHEREAS,  Immunotech  wishes to exclusively sub-license to Gomez certain provisions of Immunotech’s rights under patents, patent applications (including  U.S. Patent and Trademark Office serial number 11/177,427 filed on 7/11/2005/Cislo & Thomas LLP’s Docket Number  06-16256/ US Patent Application 20060104992 dated May 18, 2006, granted full patent rights by the US. Patent office as of January 20, 2009, for IPF under patent number 7479538, for Mexico and Belize specific to the HIV/AIDS treatment ONLY; and

         NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                    SECTION 1

DEFINITIONS

         1.1      Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

           "Business Day" shall mean any day other than a Saturday, Sunday or a banking holiday in Los Angeles, California.

         "Calendar Quarter" shall mean a calendar quarter (i.e., period of three (3) consecutive months) ending on March 31, June 30, September 30 or December 31.

         "Calendar Year" shall mean any period of twelve (12) consecutive months ending on December 31.

         "Competitive Product" shall mean a product competitive with a Product.

         "Compulsory License" means a compulsory license under the Licensed Patents obtained by a Third Party through the order, decree, or grant of a governmental authority of competent jurisdiction, authorizing such Third Party to manufacture, use, sell, offer for sale or import a Competitive Product in one or more countries within the Territory.

         "Control", "Controls", and "Controlled" shall mean, with respect to a particular item of information or intellectual property right, that the applicable Party owns or has a license to such item or right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such item or rights as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

         "Damages" shall mean any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

         "Delivery Date" shall mean the date that is ten (10) days after the Effective Date.

         "Effective Date" shall have the meaning given such term in the first sentence of this Agreement.

    "South America" shall mean: Antigua & Barbuda, St. Kitts & Nevis, Bahamas, St. Lucia

Barbados,              St. Vincent & The Grenadines, Cuba, Trinidad & Tobago, Dominica, Belize, Dominican Republic, Costa Rica, Grenada, El Salvador, Haiti, Guatemala, Jamaica, Honduras, Nicaragua, Panama, Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Peru, Uruguay, Venezuela.

         "Gomez Rights" shall mean sub-licensing contractual provisions granted by Immunotech for distribution and sale of the Product, which are Controlled by Gomez during the term of this Agreement.

         "Field" shall mean the prevention and treatment of all human and other animal diseases and conditions, and expressly excluding in vivo and in vitro diagnostic applications.

         "First Commercial Sale" shall mean, with respect to any particular country, the first sale of a Product in such country by Gomez, or any of its Affiliates or sublicensees, after Regulatory Approvals in such country have been granted from the relevant Regulatory Authority in such country for such Product.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Indemnified Party" shall have the meaning given in Section 6.2 hereof.

         "Indemnifying Party" shall have the meaning given in Section 6.2 hereof.

         "Know-How" shall mean all ideas, materials, inventions (whether patentable or not), data, instructions, expert opinion and information, including, without limitation, the Manufacturing capability and biological, chemical, pharmacological, toxicological, physical and analytical, safety, manufacturing and quality control data and information, in each case within the Field, that, as of the Effective Date are (i) existing, and (ii) Controlled by Immunotech as of the Effective Date, in each case which is necessary or useful for the manufacture, use, sale or commercialization of the Product in the Field. Excluded from Know-How are any Patents, the Licensed Patents and the Transferred Assets. This paragraph is strictly limited for IPF specific and strictly limited to the HIV/AIDS indication ONLY.

         "Sub-License" shall mean the exclusive sub-license granted by Immunotech to Gomez pursuant to Section 2.1. The Sub-License agreement will in no way, partially or in full mean any form of rights or sale of or transfer of Intellectual Property rights or Patent rights implied or expressed or intended. Under this Sub-License, Immunotech is giving production capability and the right to sell of its IPF platform therapeutic pursuant to the successful consummation of Section 2.1, strictly limited for IPF specific and strictly limited to the HIV/AIDS indication ONLY.

         "Licensed Patents" shall mean any Patents listed in Exhibit D (as updated from time to time pursuant to Section 5.6) which claim the manufacture, use, import, offer for sale or sale of Products in accordance with this Agreement and which now or at any time during the term of this Agreement are Controlled by Immunotech strictly limited for IPF specific and strictly limited to the HIV/AIDS indication ONLY. The Licensed Patents in this Sub-License agreement will in no way, partially or in full mean any form of rights or sale of or transfer of Intellectual Property rights or Patent rights implied or expressed or intended. Under this Sub-License, Immunotech is giving production capability and the right to sell of its IPF platform therapeutic pursuant to the successful consummation of Section 2.1. All Immunotech patent rights will automatically be part of this sub-licensing agreement for pediatric, pre-natal and preventive AIDS vaccine subject to the fulfillment of Section 2.1 Steps.

         "Manufacturing Information" shall mean copies of all existing information in written and electronic form in Immunotech’s possession or control as of the Effective Date, with respect to any Product existing as of the Effective Date, that relates to, in the Field: (1) process capability for the production of IPF, (2) the in-process analytical controls for production of each of: (a) IPF and (b) a Product; (3) the process, (4) the analytical methods and validation for the quality control release of each of: (a) IPF; and (b) a Product; and (5) the stability protocols, stability indicating methods and stability data for each of: (a) IPF; and (b) a Product.

         "NDA" shall mean a New Drug Application filed with the Mexican Health and Regulatory agencies requesting market and manufacturing approval for a new drug product.

         "Net Sales" shall mean, with respect to the Product, the gross amount billed or invoiced by Gomez, its Affiliates or sublicensees, to unrelated Third Parties for the Products in finished product form.  Guidelines for deductions or other expenses listed by Gomez, require prior approval by Immunotech. The guidelines needing Immunotech approval are for the following deductions and expenses,

                  (a)      trade, quantity and cash discounts allowed, but expressly excluding discounts or allowances offered as part of a package of products that includes a Product sold by Gomez, its Affiliates or sublicensees;

                  (b)      refunds, charge-backs and any other allowances which effectively reduce the net selling price;

                  (c)      actual product returns, credits and allowances;

                  (d)      rebates actually paid or credited to any governmental agency (or branch thereof) or to any Third Party payor, administrator or contractee;

                  (e)      discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, wholesaler, including required chargebacks and retroactive price reductions;

                  (f)      transportation, freight, postage charges and other charges such as insurance, relating thereto, in each case included as a specific line item on an invoice to such Third Parties; and

taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such Third Parties.

Operating Expenses

         "IPF" shall mean Immunotech’s proprietary compound known as IPF, as described in Exhibit A.

         "Party" shall mean either Immunotech or Gomez, and "Parties" shall mean both Immunotech and Gomez.

         "Patents" shall mean patents and patent applications, both foreign and domestic (United States), including without limitation, all extensions, reissues, renewals, reexaminations, patents of addition, supplementary protection certificates and inventors' certificates thereof, substitutions, provisionals, divisionals, continuations and continuations-in-part specific and limited only for the HIV/AIDS indication. “Patents” in the context of this Sub-License agreement will in no way, partially or in full mean any form of rights or sale of or transfer of Intellectual Property rights or Patent rights implied or expressed or intended. Under this Sub-License, Immunotech is giving production capability and the right to sell of its IPF platform therapeutic, strictly limited for IPF specific and strictly limited to the HIV/AIDS indication ONLY, pursuant to the successful consummation of Section 2.1.

         "Person" shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

                “Pilot Test Study” a documented scientific study on a small group of patients designed to establish the toxicity, viability and efficacy of IPF.  This study will contain a minimum of five patients and be conducted under Immunotech protocols in or with approved health providers, staff and facility, or under government mandated or approved protocols, under whatever conditions and locations it mandates, within the territory.

Additionally, the parties hereto are fully aware of and approve of another Test Study comprising another group of up to five patients, which will be undertaken mainly to determine IPF’s efficacy and lack of  toxicity, which shall be carried out with an approved health provider at his facility. This study shall precede Gomez’ processing of full governmental approval of any country within the Territory.

         "Pivotal Clinical Trial" shall mean either:

                 (a) a documented scientific trial on a minimum of sixty-four (64) patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory approval of such pharmaceutical product or label expansion of such pharmaceutical product, or;

                (b) a documented scientific clinical trial that began as a trial on sixty-four (64) patients that is designed to establish the safety and biological activity of a pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, after such date as the U.S. Food and Drug Administration or its successor (or equivalent regulatory authority) has indicated that the applicable Party may reasonably continue such trials with the intention to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

         "Product" shall mean any pharmaceutical composition containing IPF for the treatment of HIV and/or AIDS in any formulation, dosage concentration or volume, together with all label expansions, line extensions and improvements thereon, which may be included in any supplement, modification or addition to the filings for Regulatory Approval of the foregoing compound as manufactured by Immunotech.

         "Product Data Package" shall include the following information and data related to the Product in the possession or control of Immunotech as of the Effective Date: (a) the Regulatory Documents; (b) pre-clinical and clinical development protocols, data, and reports; (c) manufacturing development technical reports; (d) toxicology reports; and (e) such other information and data specifically identified in Exhibit B attached hereto. Items a, b, c are currently in process and Immunotech upon completion of these will provide Gomez the necessary information, where applicable.

"Proprietary Information" shall mean, subject to Section 5.3 of this agreement, any Production Capability information, patent applications or other confidential information of a Party disclosed by such Party to another Party in the course of negotiating or performing under this agreement or any other written agreement between the Parties entered into on or prior to the effective date of the original agreement. Proprietary Information shall be deemed to include the terms of this agreement and the terms of any other written agreement between the Parties entered into on or prior to the effective date of the original agreement.

         "Reasonable Diligence" shall mean commercially reasonable efforts to develop, obtain Regulatory Approval, and/or commercialize, as applicable, a Product in a country in the Territory, consistent with accepted business practices and legal requirements, and comparable to efforts in the pharmaceutical industry applicable to development, obtaining of Regulatory Approval for, or commercialization of human pharmaceutical products at an equivalent stage of development and similar market potential, profit potential and strategic value in view of conditions then prevailing.

         "Regulatory Approval" shall mean approval by the Health Ministry or any other governmental entity necessary to secure pharmaceutical approval permits or registration in the designated countries, or equivalent application, for marketing approval and satisfaction of any related applicable registration and notification requirements (if any) and (b) all approvals (including any required marketing, pricing and reimbursement approvals) by the Regulatory Authority in such country of a single application or set of applications comparable to an NDA, enabling legal sale of a product in such country.

         "Regulatory Authority" shall mean governmental regulatory agencies and or institutions in Mexico and or Belize or the equivalent governmental agency having jurisdiction in any other country in the Territory identified.

         "Territory" shall mean Mexico and Belize unless the License terminates with respect to a country pursuant to Section 6.7, in which case the Territory shall exclude any country in which the License has so terminated.

         "Third Party" shall mean a Person other than Immunotech, Gomez or their Affiliates.

         "Transferred Assets" shall mean the Product and the Product Data Package.

                                    SECTION 2

GRANT OF LICENSES AND TRANSFER AND DELIVERY OF TRANSFERRED

 ASSETS AND MANUFACTURING INFORMATION

Grant of Sub-License. Subject to the terms and conditions of this Agreement, during the term of this Agreement, Immunotech hereby grants to Gomez a limited sub-license under the Licensed Patents to a) engage in the regulatory approval process and conduct a Pilot Study and/or all necessary studies required for regulatory approval in the Territory, and b) to manufacture, advertise, sell and export the Product in and from the Territory.  Under this sub-licensing agreement, Gomez only has the capability to transfer this sub-licensing agreement to a company that will be established or formed by Gomez in Mexico and or Belize in which Immunotech will be a 33.33 percent undiluted shareholder/owner for all proceeds (less deductions performed under approved guidelines) in Mexico and Belize. Gomez has no further legal rights to act upon this sub-licensing agreement other then consummating the steps of Section 2.1.

This Sub-License agreement will in no way, partially or in full mean any form of rights or sale of or transfer of Intellectual Property rights or Patent rights implied or expressed or intended. Under this Sub-License, Immunotech is giving production capability and the right to sell of its IPF platform therapeutic, strictly limited for IPF specific and strictly limited to the HIV/AIDS indication ONLY, pursuant to the successful consummation of Section 2.1.

Should Gomez require any further documents and or the execution thereof by Immunotech, in order to carry out the referred to assignment or granting of rights to such newly formed Mexican and or Belize company, Immunotech shall promptly carry out such actions in order to consummate the required transfer as per 2.1 below.

The grant and continued validity of this sub-license is based upon the completion of each step as listed below.  The Parties agree that strict compliance with scientific protocols and timelines is a necessary pre-requisite to regulatory approval and the continued validity of this sub-license.

It is important to emphasize, that upon establishing the Mexican entity, all references to Gomez in this sublicense agreement will automatically transfer and apply to the Mexican or Belize entity only. It is understood and agreed upon by both parties, that the test pilot study in its entirety inclusive of the two treatment cycles (comprising a total of seventeen weeks) and the one hundred and eighty (180) days of monitoring from a financial responsibility, is and will remain the sole irrevocable responsibility of Gomez.

Step 1

Once Immunotech has registered the patent in Mexico and notified Gomez of such registration, Gomez shall begin The Pilot Study.

Gomez shall submit to Immunotech a Pilot Study Plan identifying the medical facility, medical staff, laboratory for blood sample analysis and medical investigation.

Immunotech shall provide an approval to the Pilot Study Plan.

The Pilot Study shall be conducted with an Immunotech representative present for all treatment disbursement.

Gomez will pay for all expenses associated and related with The Pilot Study, including expenses specified as estimates in exhibit E.

Gomez will provide raw data from each patient for the duration of The Pilot Study, as well as all data generated from each patient throughout the post treatment monitoring per the protocol requirements and specified timelines.  Immunotech will identify reporting requirements in the protocols.

Immunotech will have equal ownership of all data generated from The Pilot Study to use in any manner it deems necessary.

Failure to provide the data as required by the protocols will be considered a breach of this Agreement.

Step 2

Both parties agree that upon completion of the two (2) treatment cycles, the data generated will provide enough information to draw reasonable conclusions about the viability of the IPF treatment. Upon satisfactory results, Gomez will have thirty (30) days to establish the Mexican and or Belize entity(ies) in which Immunotech shall have thirty-three point thirty-three percent (33.33%) ownership interest.  This ownership interest shall be unfettered, clear and without defect.  Gomez shall comply with all reasonable requests dealing with the Mexican entity corporate structure and with Immunotech requests for Senior Management and Board of Director positions. Without thereby undermining their respective corporate rights, Immunotech and Gomez require that for Immunotech, Ara Ghanime and Harry Zhabilov, and for Gomez, Voltaire Alberto Gomez Ramos and Pierre Sleiman be proprietary members of the board of directors (BOD) of the Mexican and or Belize entity(ies), except if they shall be unable to perform their duties as a result of illness, physical inability, death, resignation or other legal cause. Immunotech requires that the Board of Directors be made up of a total of and not to exceed seven (7) members, whereby Immunotech will have the right to appoint 1 (one) member of its choice.  Immunotech will have the right to appoint one third of the Mexican entitiy’s senior management team. Compensation for Immunotech appointees will be in financial parity with the remaining board members and senior management. Gomez’ initial designation for senior management is hereby made in favor of Pierre Sleiman and Immunotech acknowledges such designation.

Step 3

Upon completion of the Test Pilot Study and securing approval of all necessary permits for production, manufacturing, marketing and distribution of IPF in Mexico with full federal governmental registration “free of sale” for IPF under the name of the newly established company, Immunotech through an addendum to this sub-licensing will release full provisions for manufacturing information and production capability to the newly established Mexican company. Upon such consummation, the sublicense addendum will also be effective and in force for the country of Belize provided all regulatory and applicable governmental registrations and permits are acquired. Additionally, the sublicense addendum will grant exclusive distributorship rights to all countries in South America (as identified in the definition section), whereby Immunotech will be entitled to forty nine (49) percent of the gross proceeds from sales to this region, less operating expenses performed under approved guidelines. Immunotech will provide all technical information that Immunotech holds, needed to secure governmental, federal and provincial permits as specified in this section, which are required by such institutions and agencies for securing necessary permits.

Step 4

Upon completion of the test pilot study in Mexico estimated to be completed in January 2010, Gomez will start to secure all manufacturing, production, marketing selling and distribution permits and required federal governmental registrations for “free of sale” under the newly established Mexican company with all the necessary and required permits and federal government registrations “free of sale” secured and on hand by  July 1, 2010.  Gomez shall provide written quarterly updates on the permit and approval process to Immunotech.  Such written notice shall contain all efforts and progress on obtaining necessary government approvals for Mexico and/or Belize.

         2.2      Negative Covenant of Gomez. Gomez shall not use or practice Licensed Patents or Know-How outside the Field or outside the Territory or for any other purpose except activities that it conducts in compliance with this Agreement strictly limited to IPF specific and strictly limited to the HIV/AIDS indication ONLY.

Further Notices of Defect and Compliance:

This sub-licensing agreement will be deemed null and void if Step 4 is not met, unless both parties agree in writing for an extension, provided reasonable best effort is shown to secure required permits, federal government registration “free of sale” and licenses and a reasonable and realistic timeframe is provided.

Immunotech will have approval right to set price structure for the treatment of IPF in Mexico and Belize, all in strict accordance with section 5.8 below.

Immunotech will have full transparent accounting audit capability for all production inventories, operating expenses as well as audit access to all financial books.  Such rights shall not be infringed by Gomez in any way and may be enforced by outside auditors or other professional staff as Immunotech deems necessary. Access shall be allowed during working days and hours, after timely request is made by Immunotech.

All expenses related to such review and audits required or deemed necessary by Immunotech will be solely the financial responsibility of Immunotech at no financial cost to the Mexican or Belize entity.

Furthermore Immunotech requires that all financial accounts of the Mexican entity will be held with Multinational financial institutions. Guidelines for this will be put forward and approved by Immunotech.

                                SECTION 3

TERM OF AGREEMENT; TERMINATION

         3.1      Termination for Breach. Each Party shall have the right to terminate this Agreement and its obligations hereunder for material breach by the other Party, which breach remains uncured for sixty (60) days after written notice is provided to the breaching Party.

         3.2      Termination in Event of Patent Challenge. Immunotech shall have the right to terminate this Agreement if Gomez or any sublicensee challenges the validity of the Licensed Patents within any country in the Territory, effective thirty (30) days after Gomez's receipt of written notice of such termination by Immunotech.

         3.3      Reversion of Product Rights.

                  (a)      Termination of Agreement. In the event that this Agreement is terminated pursuant to Sections 4.1 or 4.2 , other than for Immunotech's material breach of this Agreement, the License shall terminate immediately upon such termination.

                  (b)      Loss of License Rights in Country. In the event that Gomez permanently loses its right to use and sell Products in any country other than by reason of any action or failure to act on the part of Immunotech or any party acting on behalf of Immunotech, the License shall terminate with respect to such country.

        3.4       Other than the exact, expressed instances which give cause for termination as provided for above, this agreement shall not be terminated.

                                    SECTION 4

REPRESENTATIONS AND WARRANTIES

         4.1      Corporate Existence and Power. As of the Effective Date, each Party represents and warrants to the other that it (a) Immunotech is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

         4.2      Authority and Binding Agreement. As of the Effective Date, each Party represents and warrants to the other that (a) Immunotech has the corporate power and both Immunotech and Gomez have authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

        4.3      Title. As of the Effective Date, each Party represents and warrants to the other that it has sufficient legal and/or beneficial title under its intellectual property rights necessary to perform activities contemplated under this Agreement and to grant the licenses contained in this Agreement and other ownership rights conveyed pursuant to this Agreement

        4.4      No Conflict. Each Party represents and warrants to the other that it has not entered, and will not enter, into any agreement with any Third Party which is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this

Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement.

         4.5      No Approvals or Consents Required. Each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in order to enter into this Agreement have been obtained.

         4.6      Patents. Immunotech represents and warrants to Gomez that in Exhibit D, Immunotech has in good faith supplied a complete list of the Patents it Controls as of the Effective Date, that, but for the grant of the Sub-License, would be infringed by the manufacture, use or sale of Products in the Field. If Gomez reasonably determines that any Patent Controlled by Immunotech or any Affiliate of Immunotech as of the Effective Date should be added to Exhibit D because Gomez's manufacture (subject to Provisions in Section 2.1), use or sale of Products would infringe such Patent, then there shall be no deemed breach of Immunotech's representations and warranties in this Section 5.6 until after the parties negotiate in good faith regarding the addition of any such Patent to Exhibit D without any additional financial obligation should they be unable to reach agreement on such addition of such Patent.

        4.7      No Conflict. Each Party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party's obligations                          hereunder, on the Effective Date, (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

         4.8      Regulatory Documents Immunotech represents and warrants to Gomez that:

                  (a)      Immunotech has furnished Gomez with access to all research documents currently on hand, protocols to conduct test studies;

                  (b)      Immunotech has disclosed to Gomez, that pre-clinical studies are under way in the United States, and all scientific information provided is based on in vitro studies, and experimental research conducted under non GMP conditions.

        4.9      Manufacturing Information. Immunotech represents and warrants that, it will deliver all Manufacturing Information by the Delivery Date (subject to the consummation of Steps in Section 2.1).

         4.10     Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS

SECTION 5, IMMUNOTECH MAKES NO REPRESENTATION OR WARRANTY AS TO THE PATENTS, LICENSED PATENTS, KNOW-HOW, THE TRANSFERRED ASSETS, PRODUCTS, IPF, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR OTHERWISE, AND IMMUNOTECH SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the foregoing, Gomez acknowledges that it has not and is not relying upon any implied warranty, including without limitation implied warranties of merchantability, fitness for a particular purpose, non-infringement of third party rights, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), or the validity or likelihood of success, of any Product after the Effective Date.

                              SECTION 5

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         5.1      Governmental Filings. Immunotech and Gomez each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.  All government approval must be completed by July 1, 2010 for Mexico.

        5.2      Compliance with Law. Gomez shall comply with all supranational, national, federal, state, provincial and other local laws and regulations applicable to Gomez's government approval for production, use, development, marketing and sale of the Product. Without limiting the generality of the foregoing sentence, Gomez shall not promote the Product in any manner in conflict with any applicable laws or regulations.

         5.3      Proprietary Information; Exceptions. Each Party will maintain all Proprietary Information received by it under this Agreement in trust and confidence and will not disclose any such Proprietary Information to any Third Party or use any such Proprietary Information for any purposes other than those necessary or permitted for performance under this Agreement. In particular, Gomez shall not use any Know How for the manufacture or sale of any product other than a Product in the Field. Each Party may use such Proprietary Information only to the extent required to accomplish the purposes of this Agreement. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations. Proprietary information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Proprietary Information shall be disclosed to any employee, agent, consultant, Affiliate, or sublicensee who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement, from its employees, directors, agents, consultants, Affiliates, sublicensees or clinical investigators to whom disclosure is permitted to be made, to obligations to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement, that are at least as restrictive as those of this Section 5.3. Each Party will use at least the same standard of care as it uses to protect its own Proprietary Information of a similar nature to ensure that such employees, agents, consultants and clinical investigators do not disclose or make any unauthorized use of such Proprietary Information, but no less than reasonable care. Each Party will notify the other within two (2) Business Days upon discovery of any unauthorized use or disclosure of the Proprietary Information.

         Proprietary Information shall not include any information which, as shown by competent proof:

                  (a)      is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, its employees or contractors in breach hereof, generally known or available;

                  (b)      is known by the receiving Party at the time of receiving such information, as evidenced by its contemporaneous written records;

                  (c)      is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

                  (d)      is independently developed by the receiving Party without any breach of this Agreement, as shown by independent, contemporaneous, written records; or

                  (e)      is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

         Notwithstanding any other provision of this Section 6.3, (i) the Parties agree that they shall issue a press release in the form attached hereto as Exhibit F, and (ii) either Party may disclose such terms to bona fide potential corporate partners, to the extent required or contemplated by this Agreement, and to financial underwriters and other Third Parties with a need to know such information, provided that all such disclosures shall be made only to such Third Parties under an obligation of confidentiality and appropriately limited use.

                The obligations of confidentiality, nondisclosure and nonuse contained in this Section 6.3 shall survive any expiration or termination of this agreement for a period of five (5) years.

         5.4      Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Proprietary Information if such disclosure:

                  (a)      is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the receiving Party shall first have given notice to the other Party hereto and shall have made a reasonable effort to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued;

                  (b)      is otherwise required by governmental law, rule or regulation, including without limitation rules or regulations of the U.S. Securities and Exchange Commission, or by rules of the National Association of Securities Dealers; or

                  (c)      is otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or comply with applicable governmental regulations or otherwise establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary. Under no circumstances will Gomez disclose publicly proprietary features of Immunotech’s manufacturing technology for IPF; provided, however, that Immunotech shall cooperate with Gomez to disclose such information to the extent required to provide Gomez with reasonable protection from liability by reason of this prohibition on disclosure.

        5.5      Return of Proprietary Information. In the event that the Sub-License terminates or expires, Gomez shall promptly return all Proprietary Information received by it from Immunotech.

         5.6      Expenses. Immunotech and Gomez shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

         5.7      Efforts.

                  (a)      Gomez shall use Reasonable Diligence to develop, obtain Regulatory Approval for, and commercialize Product(s) in the Territory and shall be solely responsible for all related development, regulatory and commercialization efforts and costs; Gomez shall provide Immunotech with written notice of all decisions by Gomez to not pursue development, Regulatory Approval or commercialization in a country in the Territory for a Product in the Field for any reason within thirty (30) days of such decision.

                  (b)      In the event Gomez or its sublicensees fail to undertake Reasonable Diligence in developing, obtaining Regulatory Approval of, and/or commercializing Products in one or more Major Countries in the Territory, such failure shall (i) automatically cause the Sub-License to terminate with respect to such Major Country(ies); and (ii) shall entitle Immunotech to terminate this Agreement for material breach  if there have been such failures of diligence applying to four (4) or more Major Countries,  provided in each case that Gomez (or its sublicensee) does not cure such failure within ninety (90) days of written notice from Immunotech specifying its belief that such failure has occurred and the reasons therefore. Immunotech shall not be entitled to exercise the foregoing termination rights if Gomez reasonably disputes Immunotech's contention that Gomez has failed in such Reasonable Diligence until after the Parties have first completed dispute resolution procedures set forth below.

The parties hereto acknowledge and are in agreement as to the fact that only after having  obtained government approval “free of sell” in Mexico and or Belize will Gomez commence any efforts to proceed with any request involving approvals for South America.

                  (c)      Gomez's Responsibilities. Gomez shall be responsible, at its sole expense, for all development of, regulatory activities relating to, and commercialization of Products in the Territory beginning on the Effective Date, including performing Test Pilot Studies, clinical development of Products within the Territory using standard pharmaceutical industry practices, and making all regulatory filings necessary to obtain Regulatory Approvals of Products in the

Territory. Within thirty (30) days of the Effective Date, Gomez shall provide to Immunotech a formal clinical development plan for Products in the Field in the Territory (the "Development Plan"), pursuant to which Gomez will carry out development of Products under this Agreement, which shall be reasonably satisfactory to Immunotech. The Development Plan shall be subject to amendment by Gomez from time to time, with notice and copy of such amended Development Plan to Immunotech; provided, however, (i) Immunotech shall have the right to review such proposed amendment prior to its adoption; (ii) Gomez shall in good faith consider any reasonable comments and considerations raised by Immunotech within five (5) Business Days of Immunotech's receipt of such proposed amendment; and (iii) such proposed amendment is consistent with Immunotech's obligations of Reasonable Diligence pursuant to Sections 5.7(a) and (b).

                  (d)      Regulatory Filings and Matters. Gomez will file such regulatory filings as may be necessary to obtain Regulatory Approvals of Products within the Territory. Gomez will be responsible for all communications with all supranational, regional, federal, state, provincial or other local regulatory agencies, department, bureaus and other governmental authorities with jurisdiction over Regulatory Approvals in connection with such filings. Gomez will keep Immunotech informed of the status of such filings in each country, and will provide Immunotech with at least sixty (60) days advance notice of the final submission of an application for Regulatory Approval in any country of the Territory. Gomez will promptly advise Immunotech each time that it obtains Regulatory Approval of Products in a country of the Territory. Gomez shall be responsible for the reporting of adverse events related to the use of Products marketed by Gomez, its Affiliates or sublicensees in the Territory.

                  (e)      Reporting; Meetings. Prior to February 1, May 1, August 1 and November 1 of each Calendar Year, Gomez will submit to Immunotech, written reports summarizing the status and progress of the clinical development, marketing and commercialization efforts for each Product in sufficient detail so as to allow Immunotech to monitor Gomez's compliance with this agreement. During March and September of each Calendar Year, senior executive and scientific personnel of Gomez will meet with Immunotech representatives to report on the status of development and commercialization of Products and to consult as to modifications in the development plan referenced herein.

         5.8      Pricing. The parties agree that the pricing, discounting policy and other commercial terms relating solely to Products shall require approval of the full BOD of the newly formed Mexican entity. Gomez agrees that Gomez, its Affiliates and its sublicensees shall not subject the selling price of Products to abnormal discounts taken against Products in order to achieve sales of other products.

        5.9      Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from Mexico and Belize or other countries, as may apply and which may be imposed upon or related to Immunotech or Gomez from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

         5.10     Inability to Develop or Commercialize. Gomez represents that it has, and covenants that it will maintain adequate resources and expertise to fulfill its obligations under this Agreement. During the term of this Agreement, Gomez shall provide such information that Immunotech may request that is reasonably necessary for Immunotech to verify that Gomez has adequate resources and expertise to fulfill its obligations under this Section.

         5.11     Compliance with Laws; Cooperation; Maintenance of Original Documents.

                  (a)      Each Party shall carry out its activities pursuant to this Agreement in compliance with all applicable supranational, national, state, provincial and local laws, rules, regulations and guidances. It is expressly agreed that neither party may impose obligations and or conditions which may hinder or impair the other party’s ability to accommodate such mentioned compliance.

                  (b)      Immunotech and Gomez each agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental persons and other persons (including, without limitation, all applicable drug listing and notifications to the relevant Regulatory Authority identifying the newly formed Mexican entity as the licensee of the Product), in each case as reasonably necessary to allow Gomez to develop, obtain Regulatory Approvals for, and commercialize Products as provided in this Agreement; provided that no Party shall be required in connection with such activities to (1) make any payment (other than as expressly required pursuant to this Agreement), or (2) assume any other material obligation not otherwise required to be assumed by this Agreement.

                  (c)      For so long as Gomez, its Affiliates or sublicensees are making, using or selling Products, Immunotech shall store and maintain all original Manufacturing Information in a secure location in accordance with practices customary for Immunotech and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations, and, upon proper notice from a Regulatory Authority of competent jurisdiction over Products, shall make such Manufacturing Information reasonably available to such Regulatory Authority.

                  (d)      Gomez shall store and maintain all original Updated Product Data Package in a secure location in accordance with practices customary for Gomez and the pharmaceutical industry for regulatory documents and in compliance with applicable laws and regulations.

        5.12     Cooperation. If either Party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any Third Party, including any proceeding before a Regulatory Authority, relating in any way to the Product or any of the Licensed Patents the other Party shall cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other Party such Party's employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour Business Days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the Parties may mutually agree.

         5.13     Exclusive Rights. The licenses granted under this Agreement to Gomez are exclusive, and no Person, including without limitation Immunotech, shall not have any right with respect to such licenses during the term of this Agreement, except as otherwise permitted under this Agreement. Except as otherwise permitted by this Agreement, Immunotech shall refrain from granting any right to any Third Party relating to IPF, the Licensed Patents or the Transferred Assets that would, in any manner, violate the terms of or conflict with the rights granted to Gomez for the Territory pursuant to this Agreement.

        5.14     Patent Prosecution and Maintenance.

                  (a)      Prosecution of Patents. Licensed Patents shall be prosecuted and maintained in the Territory by Immunotech using diligent efforts, at Immunotech's expense, except as otherwise provided in this Section. If Immunotech reasonably determines that it has no material or commercially useful application for a Licensed Patent, then Gomez shall have the right to have Immunotech prosecute and maintain such Licensed Patents or file for such patent term extension therefore at Gomez's sole expense. Gomez shall bear all reasonable costs of any inter parties patent proceeding, including without limitation oppositions, interferences or contested re-examinations, which proceeding shall be conducted under the control of Immunotech.

                  (b)      Gomez shall assist Immunotech in obtaining patent extensions and supplementary protection certificates, and provide such other assistance as reasonably requested by Immunotech in connection with the prosecution and maintenance of the Licensed Patents in any part of the Territory at Gomez's sole expense.

                (c )          It is important to note that all initial patent registrations for the territory and South America will be done by Immunotech and the cost will be incurred by Immunotech. Patent follow up, maintenance and all associated cost will then be solely the responsibility and financial undertaking of the newly formed Mexican entity.

         5.15     Infringement of Licensed Patents.

                  (a)      Notice. Each Party shall promptly notify the other in writing of any alleged infringement by Third Parties of any Licensed Patent within the Territory and provide any information available to that Party relating to such alleged infringement or misappropriation. Gomez shall have no rights with respect to any infringement of Licensed Patents that occurs outside of the Field and/or outside the Territory except the right to receive notice pursuant to this Section.

                  (b)      Enforcement of Licensed Patents against Competitive Products. If any Licensed Patent is infringed by a Third Party in connection with the manufacture, use, sale, offer for sale or import of a Competitive Product within the Field and within the Territory ("Competitive Product

Infringement"), Gomez shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement in the Territory, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer. Immunotech shall have the right to participate in any such action with respect to the Licensed Patents and to be represented by counsel of its own choice. If Gomez fails to bring an action or proceeding to enforce a Licensed Patent within a period of one hundred twenty (120) days after having knowledge of infringement of such Licensed Patent, then Immunotech shall have the right to bring and control any such action by counsel of its own choice, and Gomez shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding under this Section, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be treated as Net Sales of Gomez in its Territory if Gomez controlled the action or allocated between the parties in accordance with their economic interest in the profitability of Products if Immunotech controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Agreement relating to a Licensed Patent may be entered into without the consent of Immunotech, not to be unreasonably withheld.

                  (c)      Enforcement of Licensed Patents against Non-Competitive Products. With respect to any infringement of Licensed Patents within the Field and within the Territory that is not a Competitive Product Infringement, Immunotech shall have the primary right, but not the obligation, to initiate, prosecute and control any action with respect to such infringement, by counsel of its own choice, to secure the cessation of the infringement or to enter suit against the infringer and shall be the "Lead Party" and Gomez shall be the "Secondary Party". The Secondary Party shall have the right to participate in any such action with respect to its Patents and to be represented by counsel of its own choice. If the Lead Party fails to bring an action or proceeding to enforce a Licensed Patent within a period of one hundred twenty (120) days after having knowledge of infringement of such Licensed Patent, then the Secondary Party shall have the right to bring and control any such action by counsel of its own choice, and the Lead Party shall have the right to participate in such action and be represented by counsel of its own choice. If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to control, file and prosecute the suit as necessary. The costs and expenses of the Party bringing suit under this Section (including the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties, and any remaining damages shall be paid to Immunotech if it controlled the action, or paid to each Party in proportion to their expenditures in such action, if Gomez controlled the action. No settlement or consent judgment or other voluntary final disposition of a suit under this Section relating to a Licensed Patent may be entered into without the consent of Immunotech, not to be unreasonably withheld.

         5.16     Infringement of Third Party's Rights.

                  (a)      If the practice of the Licensed Patents through the manufacture, use or sale of Products by Immunotech, its Affiliates or sublicensees results in a claim for patent infringement against Immunotech, its Affiliates or sublicensees, the Party to this Agreement first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail.

                  (b)      If a Third Party asserts that a patent or other right owned by or licensed to it is infringed by the practice of the Licensed Patents through the manufacture, use or sale of Products by Gomez, its Affiliates or sublicensees pursuant to the License, Gomez may attempt to resolve the problem raised by the asserted infringement. The matter shall be deemed resolved if Gomez obtains: (a) a license permitting Gomez to manufacture, use and sell Products in that country on a royalty-free or royalty-bearing basis; (b) a statement or representation from the Third Party that: (1) no action will be taken against Gomez, its Affiliates or its sublicensees, or (2) that the patent or other right is not infringed by the manufacture, use or sale of Products by Gomez, its Affiliates or its sublicensees; or (c) a final judgment by a court of competent jurisdiction from which no appeal has or can be taken that the Third Party's patent(s) alleged to be infringed is invalid, or the Third Party's patent(s) or other right(s) are unenforceable or not infringed by the manufacture, use or sale of Products by Gomez, its Affiliates or sublicensees. Gomez shall have the primary right to defend any such claim. Immunotech shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Neither Party shall enter into any settlement that affects the other Party's rights or interests without such other Party's prior written consent, not to be unreasonably withheld. If Gomez makes a payment to any Third Party in the course of defending or settling any claim brought by a Third Party pursuant to this Section 5.16, Gomez shall be entitled to offset a percentage of all such amounts against any profit participation due to Immunotech hereunder due.

         5.17     Manufacturing.

                  (a)      Gomez shall be solely responsible for the manufacture of Product following the Effective Date, for commercialization, provided all Steps in Section 2.1 are met.

Use of Names, Logos or Symbols. No Party hereto shall use the name, trademarks, logos, physical likeness, employee names or owner symbol of the other Party hereto for any purpose, including, without limitation, in connection with any private or public securities placements, without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statements of fact, rather than for endorsement purposes. Nothing contained herein shall be construed as granting either Party any rights or license to use any of the other Party's trademarks or trade names without separate, express written permission of the owner of such trademark or trade name.

                                    SECTION 6

INDEMNIFICATION

         6.1      Indemnification.

                  (a)      Immunotech shall indemnify, defend and hold Gomez (and its directors, officers, employees, consultants, Affiliates and sublicensees) (each, an "Gomez Indemnitee") harmless from and against any and all Damages incurred or suffered by an Gomez Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "Gomez Claims") to the extent such Gomez Claims are a consequence of:

                                    (1)      the breach or alleged breach of any representation or warranty by Immunotech hereunder, or

                                    (2)      the negligence or misconduct of Immunotech in connection with its activities under this Agreement; except to the extent such Gomez Claims are a consequence any of the items in Sections 6.1(b)(1), (2) or (3).

                  (b)      Gomez shall indemnify, defend and hold Immunotech (and its directors, officers, employees, consultants and Affiliates) (each, a "Immunotech Indemnitee") harmless from and against any and all Damages incurred or suffered by a Immunotech Indemnitee as a result of Third Party claims, actions or proceedings (collectively, "Immunotech Claims") to the extent such Immunotech Claims are a consequence of:

                                    (1)      the breach or alleged breach of any representation or warranty by Gomez hereunder;

                                    (2)      the negligence or willful misconduct of Gomez in connection with its activities under this Agreement;

                                    (3)      the possession, research, development, manufacture, use, offer for sale, sale, administration, storage or transport of IPF or Products by Gomez or its Affiliates or sublicensees; except to the extent such Immunotech Claims are a consequence any of the items in Sections 6.1(a)(1) or (2).

         6.2      Mechanics. If a Party or its Affiliate has a right to be indemnified under this Section 6 (the "Indemnified Party"), such Party or Affiliate (i) shall give prompt notice of such Gomez Claim or Immunotech Claim, as the case may be (as applicable, a "Claim"), to the other Party (the

"Indemnifying Party") and (ii) subject to Sections 6.15 and 6.16 of this Agreement, will have the first right to defend any Claims for which it is entitled to indemnification from the other Party under Section 6.1, with the cooperation and at the expense of such other Party, provided that it will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party is defending a Claim, the Indemnifying Party shall have the right to be present in person or through counsel at substantive legal proceedings. In the event that the Parties cannot agree as to the application of Section 6.1 to any Damages or Claim, the Parties may conduct separate defenses of such claim. Each

Party further reserves the right to claim indemnity from the other in accordance with Section 6.1 upon resolution of the underlying claim.

         6.3      Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program which covers all of each Party's activities and obligations hereunder in accordance with reasonable pharmaceutical industry standards. Each Party will provide the other Party with written notice at least fifteen (15) days prior to any cancellation or material change in such insurance program.

Each Party will maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during the period in which any Product is being commercially distributed or sold, and for a commercially reasonable period thereafter.

         6.4      Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Section 6 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that an Indemnified Party shall not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. If any Indemnified Party shall have received any payment pursuant to this Section 6 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (1) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 6 with respect to such Damages and (2) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such

Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Section 6 with respect to such Damages.

         6.5      Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Section 6, the appropriate Party shall pay to the other in immediately available funds, within thirty (30) Business Days after such determination, the amount of any claim for indemnification made hereunder.

        6.6      Survival. The provisions of this Section 6 shall survive any termination of this Agreement with respect to actions of the Parties during the term of the Agreement or the term of any license to Gomez, whichever occurs later. Each Indemnified Party's rights under this Section 6 shall not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Section 7.

                                    SECTION 7

MISCELLANEOUS

         7.1      Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Immunotech nor Gomez may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other's sole discretion, except that no prior written consent shall be required in the event that a Third Party acquires substantially all of the assets or outstanding shares of, or merges with, Gomez or Immunotech, as the case may be. Likewise, no consent is required for Gomez to freely determine the names of the shareholders in the newly formed Mexican or Belize company, or to assign, sell or otherwise transfer the shares of stock owned by him in such newly formed company, provided that Gomez respects Immunotech’s percentage of participation as called for in section 2.1 above.  No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder. Any attempted assignment not in compliance with this Section 7.1 shall be of no force or effect.

         7.2      Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand,

prepaid telex, cable, telegram or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by telex, cable or telegram shall be deemed to have been given on the date received) as follows:

                               If to Immunotech, as follows:

                               Immunotech Laboratories Inc.

                               116 W. Stocker Street

                               Glendale, CA, 91202

                               If to Gomez, as follows:

                               Voltaire Gomez

                                P.O. Box 434307

                                San Ysidro, California, 92143-4307

                                USA

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 7.2 by any Party hereto to the other Party.

        7.3      Waiver; Remedies. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument executed by such Party. No delay on the part of Immunotech or Gomez in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Immunotech or Gomez of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        7.4      Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the expiration or termination of this Agreement only with respect to activities conducted or events occurring prior to the expiration or termination of the Agreement.

        7.5      Entire Agreement. This Agreement, together with all exhibits hereto and the Warrant Agreement and the Manufacturing Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the Parties relating thereto.

        7.6      Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto.

         7.7      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

         7.8      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, excluding its choice of law rules, except for the application of the Federal Arbitration Act pursuant to Section 7.9(c)(ii).

         7.9      Dispute Resolution.

                  (a)      The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 7.9 if and when a dispute arises under this Agreement. In the event of disputes between the Parties, a Party seeking to resolve such dispute will, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. Said designated officers are as follows:

                  For Gomez:      Voltaire Gomez

                  For Immunotech:Chairman of The Board of Directors and Vice Chairman of The Board

         In the event the designated executive officers are not able to resolve such dispute, either party may at any time after the 14 day period invoke the provisions of Section 7.9(b) hereinafter.

                  (b)      Following settlement efforts pursuant to Section 7.9(a), any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, other than disputes which are expressly prohibited herein from being resolved by this mechanism, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved.

                           (ii)     Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved.

                           (iii)    Disputes regarding the scope, validity and enforceability of Patents shall not be subject to this Section 7.9, except for Section 7.9(a), and shall be submitted to a court of competent jurisdiction.

                  (c)      The ADR shall be conducted pursuant to Comprehensive Rules for Commercial, Real Estate and Construction Disputes then in effect, except that notwithstanding those rules, the following provisions shall apply to the ADR hereunder:

                           (i)      The arbitration shall be conducted by a panel of three arbitrators (the "Panel"). The Panel shall be selected from a pool of retired independent federal judges to be presented to the Parties by JAMS.

                           (ii)     The time periods set forth in the JAMS rules shall be followed, unless a party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time tables, but in no event shall the time tables being extended so that the ADR proceeding extends more than 18 months from its beginning to the Award. In regard to such time tables, the Parties (i) acknowledge that the issues that may arise in any dispute involving this Agreement may involve a number of complex matters and (ii) confirm their intention that each party will have the opportunity to conduct complete discovery with respect to all material issues involved in a dispute within the framework provided above. Within such time frames, each party shall have the right to conduct discovery in accordance with the Federal Rules of Civil Procedure. The Panel shall not award punitive damages to either party and the Parties shall be deemed to have waived any right to such damages. The Panel shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 8.9(c)(ii) shall be governed by the Federal Arbitration Act. The Panel shall apply the Federal Rules of Evidence to the hearing. The proceeding shall take place in Los Angeles County, California. The fees of the Panels and JAMS shall be paid by the losing Party which shall be designated by the Panel. If the Panel is unable to designate a losing party, it shall so state and the fees shall be split equally between the Parties.

                           (iii)    The Panel is empowered to award any remedy allowed by law, including money damages, multiple damages, prejudgment interest and attorneys' fee, and to grant final, complete, interim, or interlocutory relief, including injunctive relief but excluding punitive damages.

                           (iv)     Except as set forth in Section 8.9(c)(ii), above, each party shall bear its own legal fees. The Panel shall assess its costs, fees and expenses against the party losing the ADR unless it believes that neither party is the clear loser, in which case the Panel shall divide such fees, costs and expenses according to the Panel's sole discretion.

                           (v)      The ADR proceeding shall be confidential and the Panel shall issue appropriate protective orders to safeguard each party's Proprietary Information. Except as required by law, no party shall make (or instruct the Panel to make) any public announcement with respect to the proceedings or decision of the Panel without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the Parties and the Panel, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

                  (d)      The Parties agree that judgment on any arbitral award issued pursuant to this Section 8.9 shall be entered in the United States District Court for the Southern District of California, Pasadena or, in the event such court does not have subject matter jurisdiction over the dispute in question, such judgment shall be entered in the Superior Court of the State of California, in the County of Los Angeles, and each Party agrees to the co-exclusive personal jurisdiction of such courts for the purpose of entry of such a judgment.

        7.10     Captions. All section titles or captions contained in this Agreement, in any Exhibit referred to herein and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

        7.11     No Third Party Rights or Obligations. Except as expressly provided herein, no provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

         7.12     Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect. In the event any such provision is so declared invalid or unenforceable, the Parties shall negotiate an alternative provision that closely approximates the Parties' intent, to the extent allowable under law.

        7.13     Attachments. All Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.

        7.14     Disclaimer of Agency. This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         715     Interpretation. This Agreement has been jointly prepared by the Parties and their respective legal counsel and shall not be strictly construed against either Party.

         7.16     Force Majeure. Each of the Parties hereto shall be excused from the performance of its obligations hereunder (except the payment of money) in the event such performance is prevented by force majeure, provided that the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party makes and continues to make reasonable efforts to remove or overcome the condition. For the purposes of this Agreement, force majeure shall mean any act of God, fire, casualty, flood, war, earthquake, strike, failure of public utilities, any act, exercise, assertion or requirement of governmental authority, accident, epidemic, destruction of facilities, or such other similar occurrences beyond the control of the Party whose performance is affected.

         7.17     Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS

RESPECTIVE AFFILIATES AND PERMITTED SUBLICENSEES BE LIABLE FOR SPECIAL,

EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY FROM SUCH DAMAGES CLAIMED BY THIRD PARTIES UNDER SECTION 6.

         7.18     No Assumption of Obligations. Except as expressly provided in this Agreement: (i) neither Party is assuming any of the other Party's responsibilities, duties (including, without limitation, compliance with all applicable laws and regulations), obligations (including payment obligations), claims, Damages, liabilities, burdens and problems of any nature whatsoever

(collectively, "Obligations"), whether by operation of law or otherwise, and (ii) without limiting the foregoing, Gomez is not assuming any of Immunotech's Obligations with respect to Transferred Assets.

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in Los Angeles, California and delivered as of the day and year first above written.

VOLTAIRE ALBERTO GOMEZ  RAMOS

By: Voltaire Alberto Gomez Ramos

  ---------------------------------

  Individual

IMMUNOTECH LABORATORIES, INC.                        IMMUNOTECH LABORATORIES, INC.

By:  Ara Ghanime                                                 By:  Harry Zhabilov

-------------------------------------                                               -------------------------------------

Chairman of The Board of Directors                 Vice Chairman of The Board of Directors

                                    EXHIBIT A

                Irreversible Pepsin Fraction

  IPF Patent Information on United States Patent Office Database.

(A copy of the patent grant will be included as part of exhibit A)

                                    EXHIBIT B

                    PRODUCT DATA PACKAGE INFORMATION AND DATA

Will be provided upon meeting all Steps in Section 2.1

                                   EXHIBIT C

                                PRODUCT INVENTORY

There are currently no inventories of IPF on hand, other then clinical supplies to ensure proper execution of the 10 person Pilot Study, which are delivered forthwith to Gomez, through Pierre Sleiman.

EXHIBIT D

                                LICENSED PATENT

Hard copy of Patent Certificate

EXHIBIT E

                                ESTIMATED CONTRACT EXPENSES FOR TEST STUDY

Test Study Follow Up:                                        USD $    1,800.00

Biostatistical Analysis:                                       USD $    6,000.00

Protocol Summary Report:                                  USD $    2,700.00